Manager Directed Portfolios

Distribution and Shareholder Servicing (Rule 12b-1) Plan

On behalf of Marmont Funds

The following Distribution and Shareholder Servicing (Rule 12b-1) Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, by Manager Directed Portfolios (the "Trust" or "MDP"), a Delaware statutory trust, on behalf of the classes of shares (each, a "Class") of the portfolios of the Trust (the "Funds") set forth on Exhibit A, as may be amended from time to time.

I. PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

For each Class, a Fund may pay the Fund's distributor (the "Distributor") or other entities as approved by the Trust's Board of Trustees such as other principal underwriters, the Fund's investment adviser ("Adviser"), broker-dealers, financial intermediaries (which may include banks) and other parties that enter into a distribution, underwriting, selling or service agreement with respect to shares of such Class (each, a "Recipient") distribution and shareholder servicing fees in the amounts provided on Exhibit A.  The Distributor may pay all or a portion of these fees to any Recipient who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement, a form of which is attached as Exhibit B.  The Fund, the Distributor, the Adviser or other parties also may incur expenses in connection with the distribution or marketing and sale of the Fund's shares that may be paid or reimbursed under the Plan.  To the extent not so paid by the Distributor, such amounts may be retained by the Distributor for future payment of distribution-related expenses.

The aggregate amount of fees and expenses to be paid by a Fund pursuant to this Plan with respect to any Class shall be the amount calculated in the percentage per annum of the average daily net assets attributable to such Class as set forth on Exhibit A.  The distribution and shareholder servicing fee payable with respect to any Class shall not exceed the maximum distribution and shareholder servicing fee per annum set forth on Exhibit A with respect to that Class.  Payment of these fees shall be made monthly promptly following the close of the month, or at such other intervals as the Trust's Board of Trustees may determine.

Payments under this Plan are not tied exclusively to actual distribution and/or service fees and expenses incurred, and payments under this Plan may exceed (or be less than) actual fees and expenses incurred.

Amounts paid under this Plan represent compensation for distributing and servicing the shares of the Class.  Covered activities and expenses include, but are not limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, the printing and mailing of marketing material, and administrative, shareholder services and other support services provided by financial intermediaries.

II.	OTHER PAYMENTS
The Adviser, the Distributor, any other Recipient or any of their affiliates may pay expenses incurred in connection with the distribution or marketing and sale of a Fund's shares, including the activities set forth above, out of their advisory fee revenues, profits or other resources.  The Adviser and such other parties may also make payments to third parties out of their advisory or other fees, including payments for sub-transfer agent or shareholder services.  To the extent that any payments are made by the Adviser or other party set forth above, including payments made by the Adviser to financial intermediaries, are deemed to be indirect financing of any activity primarily intended to result in the sale of Trust shares within the meaning of Rule 12b-1, such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1 of this Plan.

III.	WRITTEN AGREEMENTS
All agreements with any person relating to this Plan shall be in writing, and any agreement relating to this Plan shall:

•	describe the services to be performed by the Recipient;
•	specify the amount of, or the method for determining, the compensation to the Recipient;
•
provide that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to this Plan (the "Disinterested Trustees"), on not more than 60 days' written notice to the other party to the agreement; and

•	provide that it shall automatically terminate in the event of its assignment.

The form of dealer agreement attached as Exhibit B has been approved by the Board of Trustees in accordance with the requirements of Rule 12b-1.

IV. QUARTERLY REPORTS

The Distributor and/or the Trust's administrator shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan.  This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

V. APPROVAL BY TRUSTEES AND CONTINUANCE OF PLAN

This Plan shall become effective with respect to each Class after approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect with respect to the Class for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Class from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan may be terminated with respect to the Class at any time, without penalty, on not more than sixty (60) days' written notice by a majority vote of shareholders of the Class, or by vote of a majority of the Disinterested Trustees.

VI. SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

VII. AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by the Class described in Section 1 of this Plan without the approval by a vote of holders of at least a majority of the outstanding voting securities of that Class.

VIII. RECORDKEEPING

The Trust shall preserve copies of the Plan, all agreements related to the Plan and all reports made pursuant to Section 4 for a period of not less than six years from the date of this Plan, the Rule 12b-1 agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: November 20, 2017

Exhibit A

List of Funds and Classes

Marmont Redwood International Equity Fund – Retail Shares
Marmont Redwood Emerging Markets Fund – Retail Shares

Effective as of November 20, 2017

This plan is adopted by MDP with respect to the Class of shares of the Funds set forth above.

In compensation for the services provided pursuant to this Plan, the Distributor, together with any other authorized Recipients, will be paid an annual fee equal to 0.25% of the average daily net assets of the Retail Shares of the Funds set forth above.

APPENDIX A

Marmont Funds
Quasar Distributors, LLC
615 East Michigan Street
Milwaukee, WI 53202
Dealer Agreement

This Agreement is made and effective as of this _____ day of _________________, 20__, between Quasar Distributors, LLC ("Quasar"), a Delaware limited liability company, and ____________________________ ("Dealer"), a ______________ corporation.

WHEREAS, Manager Directed Portfolios (the "Fund Company") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and currently offers for public sale shares of common stock or beneficial interest ("Shares") in the separate series of the Fund Company listed on Schedule A, as may be amended from time to time (each, a "Fund");

WHEREAS, Quasar serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement, and

WHEREAS, Dealer desires to serve as a selected selling agent for the Shares of the Fund.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Quasar and Dealer agree as follows:

1.  Offers and Sales of Shares.  Dealer agrees to offer and sell Shares only at the public offering price currently in effect, in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund ("Prospectus").  The Dealer agrees to act only as agent on behalf of its customers ("Customers") in such transactions and shall not have authority to act as agent for the Fund, for Quasar, or for any other Dealer in any respect.  All purchase orders are subject to acceptance by Quasar and the relevant Fund and become effective only upon confirmation by Quasar or an agent of the Fund.  In its sole discretion, either the Fund or Quasar may reject any purchase order and may, provided notice is given to Dealer, suspend sales or withdraw the offering of Shares entirely.

2.  Procedures for Purchases.  The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

Dealer shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Fund on each business day that the New York Stock Exchange is open for business and a Fund's net asset value is determined ("Business Day").  Dealer shall not be required to accept orders on any Business Day on which Dealer is not open for business. If orders are accepted by Dealer prior to the latest time at which a Fund's net asset value is to be calculated as determined by its Board of Directors/Trustees, which is typically as of the close of the New York Stock Exchange on that Business Day ("Close of Trading"), such orders shall be treated as having been received on that Business Day.  If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by Dealer on such Business Day.

All purchase orders shall be placed at, and in accordance with the applicable discount schedules set forth in the Fund's Prospectus.

3.  Settlement and Delivery for Purchases.  Transactions shall be settled by Dealer by payment in federal funds of the full purchase price to the Fund's transfer agent in accordance with applicable procedures.  Payment for Shares shall be received by the Fund's transfer agent by the later of (a) the end of the third business day following Dealer's receipt of the Customer's order to purchase such Shares or (b) the end of one business day following Dealer's receipt of the Customer's payment for such Shares, but in no event later than the end of the sixth business day following Dealer's receipt of the Customer's order.  If such payment is not received within the time specified, the sale may be canceled forthwith without any responsibility or liability on Quasar's part or on the part of the Fund to Dealer or its Customers.  In addition, Dealer will be responsible to the Fund and/or Quasar for any losses suffered on the transaction.

4.  Procedures for Redemption, Repurchase and Exchange.  Redemption or repurchases of Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

5.  Compensation.  On each purchase of Shares by Dealer from Quasar, Dealer shall be entitled to receive such dealer allowances, concessions, finder's fees, sales charges, discounts and other compensation, if any, as described and set forth in each Fund's Prospectus.  Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund's Prospectus.  To obtain any such reductions, Quasar must be notified when a sale takes place that would qualify for the reduced charge.  If any Shares sold by Dealer under the terms of this Agreement are redeemed by a Fund or tendered for redemption or repurchased by a Fund or by Quasar as agent within seven business days after the date Dealer purchased such Shares, Dealer shall notify Quasar in writing and shall forfeit its right to any discount or commission received by or allowed to Dealer from the original sale.  Dealer shall not be entitled to any compensation for its services under any 12b-1 plan in effect for a Fund unless Dealer has signed a related agreement.

6.  Expenses.  Dealer agrees that it will bear all expenses incurred in connection with its performance of this Agreement.

7.	Dealer Registration.

(a)  Dealer represents and warrants that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") or is exempt from registration as a broker-dealer under the 1934 Act, (ii) is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares or is exempt from registration as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, (iii) if it sells shares in additional states or jurisdictions in the future, will become qualified to act as a dealer in each such state or jurisdiction prior to selling any Fund shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Fund shares.

(b)  Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement.  Dealer agrees to notify Quasar immediately in the event of any finding that it violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

(c)  If Dealer is registered as a broker-dealer under the 1934 Act, Dealer represents and warrants that it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and that it agrees to abide by the Conduct Rules of FINRA.  Dealer agrees to notify Quasar immediately in the event of its expulsion or suspension from FINRA.

(d)  If Dealer is registered as a broker-dealer under the 1934 Act, Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation ("SIPC") in good standing and agrees to notify Quasar immediately of any changes in Dealer's status with SIPC.

8.  Compliance With Federal and State Laws.

(a)  Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws.  In connection with sales and offers to sell Shares, Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the related SAI.  Quasar shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Quasar herein.  Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

(b)  Quasar shall, from time to time, inform Dealer as to the states and jurisdictions in which Quasar believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions.  Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which such Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

(c)  Quasar assumes no responsibility in connection with the registration of Dealer under the laws of the various states or under federal law or Dealer's qualification under any such law to offer or sell Shares.

9.  Unauthorized Representations.  No person is authorized to make any representations concerning Shares or a Fund except those contained in the Prospectus, SAI and printed information issued by each Fund or by Quasar as information supplemental to each Prospectus. Quasar shall, upon request, supply Dealer with reasonable quantities of Prospectuses and SAIs. Dealer agrees not to use other advertising or sales material relating to the Fund unless approved by Quasar in advance of such use.  Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

10.  Confirmations.  Dealer agrees to send confirmations of orders to its Customers as required by Rule 10b-10 of the 1934 Act.  In the event the Customers of Dealer place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by the Fund's transfer agent.

11.  Records.  Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares to its Customers, and upon the reasonable request of Quasar, or of the Fund, to make these records available to Quasar or the Fund's administrator as reasonably requested.  On orders placed directly with the Fund or its agents, the Fund's transfer agent will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

12.  Taxpayer Identification Numbers.  Dealer agrees to obtain any taxpayer identification number certification from its Customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide Quasar or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

13.  Indemnification.

(a)  Dealer shall indemnify and hold harmless Quasar, each Fund, the transfer agent and administrator of the Fund, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Dealer of any provision of this Agreement.

(b)  Quasar shall indemnify and hold harmless Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Quasar of any provision of this Agreement.

(c)  The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (the "Indemnified Party") notifying the other party (the "Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party.  The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense.  The failure of the Indemnified Party to give notice as provided in this subparagraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph.  No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

14.  No Agency Created.  Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of any of the Fund or of Quasar, and Dealer is not authorized to act for Quasar or for any Fund or to make any representations on Quasar's or the Fund's behalf.  Dealer acknowledges that this Agreement is not exclusive and that Quasar may enter into similar arrangements with other broker-dealers.

15.  Term, Termination, Assignment and Amendment.

(a)  Either party to this Agreement may terminate this Agreement by giving ten days' written notice to the other.

(b)  This Agreement shall terminate automatically with respect to any Fund if (i) Dealer files a petition in bankruptcy, (ii) a trustee or receiver is appointed for Dealer or its assets under federal bankruptcy laws, (iii) Dealer's registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (iv) Dealer's FINRA membership is suspended or revoked, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against Dealer, or (vi) the Distribution Agreement between Quasar and a Fund is terminated (including as a result of an assignment).  This Agreement also shall terminate automatically in the event of its "assignment," within the meaning of the 1940 Act.

(c)  Termination of this Agreement by operation of this Paragraph 15 shall not affect any unpaid obligations under Paragraphs 3, 5 or 6 of this Agreement or the liability, legal and indemnity obligations set forth under Paragraphs 7, 8, 9 or 13 of this Agreement.

(d)  This Agreement may be amended by Quasar upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon effecting any purchases of Shares for its own account or on behalf of any Customer's accounts following Dealer's receipt of such notice.

16.  Notices. Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to Quasar shall be sent to:

Quasar Distributors, LLC
Attn:  Dealer Agreement Department
615 East Michigan Street
Milwaukee, WI 53202

notice to Dealer shall be sent to:

____________________
____________________
____________________

17.  Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.  Governing Law.  This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Wisconsin, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

19.  Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure.  Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

20.  Confidentiality.  Quasar and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement.  The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Dealer or Quasar may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Dealer or Quasar, or as may be required by law.  Both parties agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

21.  Anti-Money Laundering Program.  Dealer represents and warrants that it has adopted an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization. Dealer further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Dealer's AML books and records.

22.  Market Timing.  Dealer represents that it has and will maintain policies and procedures to detect and prevent any market timing transaction that contravenes the restrictions or prohibitions on market timing, if any, as found in the Fund's Prospectus and/or SAI.  Dealer acknowledges that it is responsible for the sales activities of its licensed representatives including, among other things, improper trading activity in violation of the terms and conditions of the Fund's Prospectus.

23.Shareholder Information Agreement.  If the Dealer is a "financial intermediary" other than a "indirect financial intermediary" each as defined in Rule 22c-2, Dealer agrees to enter into the Rule 22c-2 Shareholder Information Agreement, substantially in the form attached hereto, with Quasar contemporaneously with the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

QUASAR DISTRIBUTORS, LLC                                                  DEALER

By:  ____________________________                                     By:
           James Schoenike, President
                                                                                                              Type Name:

Adopted: November 20, 2017

Schedule A

Name of Fund	CUSIP	Ticker